FOR IMMEDIATE RELEASE

JMG Exploration Inc. Announces Fourth Quarter and Year End Financial Results

Restates 2005 Financial Statement and First three quarters of 2006

Pasadena, California – May 17, 2007 – JMG Exploration, Inc., (“JMG” or the “Company”) (NYSE ARCA: JMG, JMG+) today announced financial results for the fourth quarter and year ended December 31, 2006.

2006 Compared to 2005 Highlights

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Revenue increased 171% to $1.7 million from $627 thousand,  the increase was due to a full year of production from wells drilled in 2005

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Net affect of adjustment to depletion and impairment at December 31, 2005 totaled $1.7 million or an additional loss of $0.83 to the $2.97 loss originally reported for the period

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Net income loss in 2006 of $12.5 million was due to $8 million of impairment and depletion of JMG’s Oil & Gas Assets, $2 million in stock-based compensation expense and an additional $1.9 million on a warrant extension deemed a dividend

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Completed Sale of North Dakota Bakken Zone Oil & Gas asset on January 30, 2007 for $5.1 million

Per JMG’s Form 8-K filed on April 9, 2007, the 2005 financial statements and the unaudited financial statements for the fourth quarter of 2005 and the first three quarters of 2006 have been restated due to changes to depletion and impairment calculations. The Company’s calculation of depreciation, depletion and amortization in 2005 was incorrect because of a clerical error which resulted in depletion being calculated with respect to proved and probable reserves instead of proved reserves. The incorrect depletion also had an impact on the measurement of the impairment charge for the period. The net affect of the adjustment to depletion and impairment totaled $1,740,443 as of December 31, 2005.

The net effect of the depletion and impairment restatement on expenses, net loss for the period, net loss applicable to common shareholders, and basic and diluted earnings per share as of and for the nine month period ending September 30, 2006 was an additional restatement loss of $0.48 to the original loss over the nine month period of $0.53 in expenses.  The effects of depletion and impairment as of September 30, 2006 are $1.9 million which reduced shareholder’s equity to $11.7 million from $13.6 million originally reported.  The financial impact of restatements in each of the affected periods is contained in the Form 10-K filed on May 17, 2007.

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JMG Exploration News Release

May 17, 2007

The restated Income Statement and Balance Sheet are as follows:

CONSOLIDATED STATEMENTS OF OPERATIONS

For the	Years ended December 31,		Period from the date of incorporation on July 16, 2004 to December 31,
	2006	2005 (restated) (1)	2004
Revenue
Gross revenue	$ 2,357,985	$ 854,864	$ -
Less royalties	(638,910)	(227,404)	-
	1,719,075	627,460	-
Interest	8,964	120,461	64,630
	1,728,039	747,921	64,630

Expenses
General and administrative	3,587,953	1,847,301	286,060
Production expenses	475,246	189,598	-
Geophysical and Geological expense	-	256,484	-
Depletion, depreciation and impairment	8,021,499	6,005,605	479,702
Interest expense	271,207	-	-
Accretion on asset retirement obligation	8,384	3,385	-
	12,364,289	8,302,373	765,762

Net loss for the period	(10,636,250)	(7,554,452)	(701,132)
Less: cumulative preferred dividends	-	(458,342)	(323,157)
Less: deemed dividend on warrant extension	1,891,382	-	-
Net loss applicable to common shareholders	$ (12,527,632)	$ (8,012,794)	$ (1,024,289)
Basic weighted average shares outstanding	5,122,245	2,111,351	250,000

Net loss applicable to common shareholders for the period per share, basic and diluted	$ (2.45)	$(3.80)	$(4.10)

Balance Sheet Data

December 31, 2006
	2006	2005 (restated)
Total assets	$ 10,115,603	$ 16,032,736
Current Liabilities	$ 4,632,684	$ 2,793,111
Long-term obligations, less current portion	$ 111,096	$ 78,642
Total shareholders' equity	$ 5,371,823	$ 13,160,983

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JMG Exploration News Release

May 17, 2007

About JMG:  JMG Exploration, Inc., which was incorporated under the laws of the State of Nevada on July 16, 2004, explores for oil and natural gas in the United States and Canada.

This press release contains forward-looking statements. The words “proposed”, “anticipated” and scheduled” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. The following factor, among others, could cause actual results to differ from those described in the forward-looking statements in this document: the results of JMG’s review of the impact of the corrected calculation of depreciation, depletion and amortization and other factors described in JMG’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site (http://www.sec.gov).  JMG is not under any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

For further information contact:

JMG Exploration, Inc. or

Joe Skeehan, President and CEO

(626) 585-9555

Justin  Yorke, Director

(626) 310-0482